Exhibit 99.2

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2014	2013	2014	2013
Revenue:
Product revenue	$6,762	$5,814	$22,376	$14,248
Service and other revenue	2,165	1,607	6,226	4,800
Contractual revenue	11,696	—	15,088	—
Total revenue	20,623	7,421	43,690	19,048
Cost of Revenue:
Cost of product revenue	5,608	4,616	19,048	11,138
Cost of service and other revenue	1,853	1,564	5,678	4,680
Total cost of revenue	7,461	6,180	24,726	15,818
Gross profit	13,162	1,241	18,964	3,230
Operating Expense:
Research and development	11,693	10,419	35,899	34,084
Sales, general and administrative	9,882	10,757	28,025	29,685
Total operating expense	21,575	21,176	63,924	63,769
Operating loss	(8,413)	(19,935)	(44,960)	(60,539)
Interest expense	(716)	(686)	(2,103)	(1,785)
Other income (expense), net	(34)	134	(122)	262
Net loss	(9,163)	(20,487)	(47,185)	(62,062)
Other comprehensive income (loss):
Unrealized gain (loss) on investments	(19)	13	9	(19)
Comprehensive loss	$(9,182)	$(20,474)	$(47,176)	$(62,081)
Net loss per share:
Basic and diluted net loss per share	$(0.13)	$(0.31)	$(0.68)	$(1.01)
Shares used in computing basic and diluted net loss per share	70,740	65,523	69,716	61,636